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                                                                  EXHIBIT 10.26

                        Japan Distributorship Agreement


                                    Between


                 Argo-Tech Corporation, a Delaware Corporation

                                      and


         Aerotech World Trade Corporation, Yamada Corporation, Yamada International Corporation and Vestar Capital Partners, Inc.


                               December 24, 1990


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                               TABLE OF CONTENTS
                                                                         Page
                                                                         ----

 1.     Appointment and Acceptance .................................      2
 2.     Distribution Term ..........................................      2
 3.     Terms of Purchase and Sale .................................      4
 4.     Distributor's Compensation .................................      6
 5.     Distributor's Duties .......................................     12
 6.     Distributor's Representations and Warranties ...............     13
 7.     Limitation of Territory ....................................     14
 8.     Exclusive Dealings .........................................     14
 9.     Argo-Tech's Duties .........................................     15
10.     Changes ....................................................     15
11.     Direct Call Customers ......................................     16
12.     Cancellation ...............................................     17
13.     Trademarks .................................................     18
14.     Repurchase of Inventory ....................................     19
15.     Status .....................................................     20
16.     Assignment .................................................     20
17.     Third Parties ..............................................     21
18.     Modifications ..............................................     22
19.     Export .....................................................     22
20.     No Waiver ..................................................     22
21.     Governing Law ..............................................     22
22.     Notices ....................................................     23
23.     Exhibits ...................................................     23
24.     Complete Agreement .........................................     23



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                                                                        Page
                                                                        ----

25.     Limitation of Liability ....................................     24

26.     Confidentiality ............................................     24

Exhibit A - Products, Territory and Notices

Exhibit B - Prices

Exhibit C - Direct Call Customers

Terms and Conditions or Sale



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                        JAPAN DISTRIBUTORSHIP AGREEMENT


     THIS DISTRIBUTORSHIP AGREEMENT (this "Agreement") dated as of the 24th day of December, 1990, is between Argo-Tech Corporation, ("Argo-Tech") , a Delaware corporation, and Aerotech World Trade Corporation, Yamada Corporation, Yamada International Corporation and Vestar Capital Partners, Inc.


                                  WITNESSETH:
                                  ----------

     WHEREAS, Argo-Tech manufactures and sells and proposes to manufacture and sell the products identified at Items IA and 1B of Exhibit A hereto (the "Products") and desires to appoint Distributor as its distributor of the Products within the geographical territory described in Item 2 of Exhibit A hereto (the "Territory") on and subject to the terms and conditions hereinafter provided; and


     WHEREAS, Distributor desires to accept such appointment and dedicate such portion of its present warehousing facilities, sales organization, and other resources as may be required for the performance of its obligations hereunder;







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     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration had and received, the parties hereby agree as follows:


     1. Appointment and Acceptance: Argo-Tech hereby appoints Distributor, and Distributor hereby accepts appointment, as Argo-Tech's exclusive distributor of Products identified in Item 1A of Exhibit A hereto within the Territory as set forth in said Exhibit A at Item 2 for the Distribution Term (as hereinafter defined), on and subject to the terms and conditions herein set forth and as Argo-Tech's non-exclusive distributor of Products identified in Item 1B of Exhibit A hereto within the Territory as set forth in said Exhibit A at Item 2 for the Distribution Term, on and subject to the terms and conditions herein set forth. Argo-Tech covenants and Distributor acknowledges that the only other distributor for the Product listed as Item 3 in Item 1B will be Pratt and Whitney.


     2. Distribution Term:

        a. Except as stated below in this Section 2, the term during which Distributor shall distribute Products hereunder (the "Distribution Term") will begin on the date hereof. Unless earlier cancelled or terminated as herein provided, this Agreement and the Distribution Term will expire on October 31, 1994. This Agreement and the


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Distribution Term automatically will be renewed for successive one-year periods thereafter unless either Argo-Tech or Distributor shall have delivered to the other written notice of its intention not to renew this Agreement and the Distribution Term. A notice of non-renewal must be given at least one (1) year prior to the date on which the Distribution Term otherwise would be renewed.


        b. The parties hereby agree that, subject to Section 2.c. below, until October 31, 2044, Argo-Tech shall renew the Distribution Term so long as Yamada Corporation and its affiliates retain five percent (5%) ownership of Argo-Tech. Specifically, Argo-Tech will not have the right to give a notice of non-renewal for any one-year renewal period prior to October 31, 2044, at any time when the "Yamada Ownership Condition" is met, which means that Yamada Corporation and all persons and entities directly or indirectly controlling or controlled by Yamada Corporation own in the aggregate five percent (5%) or more of the common stock of Argo-Tech or of any entity which directly or indirectly controls Argo-Tech, provided that the calculation of percentage ownership of Argo-Tech and or entities directly or indirectly controlling Argo-Tech shall be made as if all outstanding convertible securities of Argo-Tech and those entities had been converted to the extent that they are then

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eligible for conversion without paying additional consideration.


        c. Despite anything else in this Agreement, if Argo-Tech and Yamada Corporation (or its designee) have agreed that Yamada Corporation (or its designee) will become a distributor of Products in the Territory promptly or immediately after the end of the Distribution Term or any one-year renewal thereof, and that agreement is still in effect on the last day of the Distribution Term, then regardless of whether or not either party has given a notice of non-renewal, the Distribution Term shall not be renewed and Yamada Corporation (or its designee) shall become a distributor of Products.


     3. Terms of Purchase and Sale: During the Distribution Term, Argo-Tech will sell to Distributor, and Distributor will purchase from Argo-Tech, Products for resale by Distributor. The prices for such Products will be determined and will be subject to change in accordance with the provisions in Exhibit B hereto. Payment will be due thirty (30) days after Distributor's receipt of Product or Argo-Tech's invoice, whichever is later. Simultaneously with or prior to the execution and delivery of this Agreement, Argo-Tech has delivered to Distributor (and Distributor hereby acknowledges receipt of) Argo-Tech's terms and


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conditions of sale and product warranty. Such terms and conditions constitute a part of this Agreement and apply to all sales hereunder. However, all warranties shall extend at least one (1) year after delivery to Distributor's customer. Argo-Tech will, to the extent required, provide special warranties required in order to obtain government and military orders, provided that Argo-Tech will have no obligation to accept any such orders if Argo-Tech considers such special warranty requirements unreasonable. Failure by Argo-Tech to make deliveries in quantities and at times specified by Distributor will not constitute a breach or default by Argo-Tech unless (i) an officer of Argo-Tech shall hive expressly guaranteed to do so in writing (acknowledgments of purchase orders or correspondence concerning standard delivery items shall not be deemed to be guarantees unless they are signed by an officer and expressly state guarantees) or (ii) Argo-Tech does not use reasonable efforts to do so. Acceptance for purposes of Clause 7 of the attached Terms and Conditions of Sale and the right to reject non-conforming Products for purposes of Clause 4 of the attached Terms and Conditions of Sale will expire sixty (60) days after delivery of such Products by Distributor to its customer or one hundred twenty
(120) days after delivery by Argo-Tech to Distributor, whichever occurs later. In addition, if Distributor or its customer reject Product as permitted by such terms and conditions, Argo-Tech will pay


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the costs of shipping the rejected Product to Argo-Tech and shipping replacement product to Distributor or its customer if the Product was rightfully rejected, and Argo-Tech shall have no obligation to pay such costs of shipping if the Product was wrongfully rejected.


     4. Distributor's Compensation:


        a. As used in this Section 4, the term "Override Commission" shall mean any commission payable pursuant to subparaqraphs c., d. or e. below, and the term "Other Incentive Compensation" shall mean any compensation payable pursuant to subparagraphs f., g. or h. below. Except for Override Commission and Other Incentive Compensation, Distributor's compensation under this Agreement for the performance of its obligations hereunder or otherwise with respect hereto will be the profits received by Distributor upon resale of Products purchased by the Distributor under the pricing terms set forth in Exhibit B hereto. In no event will Distributor be entitled to any payment for goodwill inuring to Argo-Tech's benefit which results from Distributor's performance hereunder; and neither Distributor nor Argo-Tech will be liable for damages on account of any loss of prospective profits, or any expenditure, investment, or obligations made or incurred by the other.




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        b. In consideration for the investment Distributor will make in creating good will for Argo-Tech and the Products in the Territory, Argo-Tech will pay Distributor the Override Commission and Other Incentive Compensation.


        c. Argo-Tech will pay a commission of twelve percent (12%) of the purchase price of any Product(s) (as that term is defined either in Item 1A or in Item 1B of Exhibit A) 801d by Argo-Tech in or for use in Japan. Whenever the phrase "for use in Japan" is used in this Agreement, such phrase shall include the manufacture in Japan of aircraft, aircraft engines and aircraft equipment incorporating Products, but otherwise shall not be construed or interpreted so as to include the use of such Products in Japan by non-Japanese airlines arriving or departing Japan on a routine basis.


        d. Argo-Tech will pay a commission of twelve percent (12%) of the purchase price of any Product(s) (as that term is defined either in Item 1A or in Item 1B of Exhibit A) sold by Argo-Tech in or for use in the United States and its possessions and territories to any Japanese governmental organization or body, to any company incorporated in Japan, to any Japanese individual, unincorporated business or the like, or to any entity owned




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or controlled by any of the foregoing (collectively, "Japanese Purchasers").


        e. Argo-Tech will pay a commission of twelve percent (12%) of the purchase price of any Products (as that term is defined either in Item 1A or in Item 1B of Exhibit A) sold by Argo-Tech anywhere in the world except Japan, the United States and its possessions and territories to Japanese Purchasers which are original aircraft, aircraft engine or aircraft equipment manufacturers.


        f. If (i) Argo-Tech directly or indirectly sells Product(s) (as that term is defined either in Item 1A(b) or in Item 1B of Exhibit) to an original aircraft, aircraft engine or aircraft equipment manufacturer which is a Japanese Purchaser and (ii) no Override Commission is payable with respect to that sale, then Argo-Tech will compensate Distributor commensurate with Distributor's contribution. Argo-Tech and Distributor will negotiate in good faith to determine that compensation.


        g. If Argo-Tech directly or indirectly sells Product(s) (as that term is defined either in Item 1A or in Item 1B of Exhibit A) to any agency of the United States government, which Products have bean identified to Argo-Tech for resale to Japanese Purchasers or for use in Japan, and



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Distributor is directly responsible for any portion of those sales, Argo-Tech will compensate Distributor commensurate with Distributor's contribution. Argo-Tech and Distributor will negotiate in good faith to determine that compensation.


        h. If (i) Argo-Tech directly or indirectly sells Product(s) (as that term is defined either in Item 1A(b) or in Item 1B of Exhibit A) to any governmental organization or body for use in Japan, (ii) Argo-Tech knows that the governmental organization or body is purchasing such products for use in Japan and (iii) no Override Commission is payable with respect to that sale, Argo-Tech will compensate Distributor commensurate with Distributor's contribution. Argo-Tech and Distributor will negotiate in good faith to determine that compensation.


        i. If Argo-Tech directly or indirectly sells Product(s) to any third party other than an agency of the United States government and Argo-Tech knows that the third party is purchasing for resale in or for use in Japan or to Japanese purchasers, then for purposes of determining whether Override Commission or Other Incentive Compensation shall be paid to Distributor and the amount thereof, the sale to the third party shall be ignored and Argo-Tech will be treated as if Argo-Tech had sold the Product(s) to the party to whom, and at the price for which, the third party resold the



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Product(s). If Argo-Tech ham reason to believe (but does not know) that a third party is purchasing for such a resale, Argo-Tech will inform Distributor and Argo-Tech and Distributor will cooperate in trying to determine whether such resales actually occur. If such resales are determined to have occurred, Override Commission and Other Incentive Compensation will be paid as provided in the first sentence of this Section 4.i.


        j. Override Commission with respect to receipts during each calendar month shall be paid to Distributor within thirty (30) days after the end of such calendar month to the extent that necessary data is then reasonably available to Argo-Tech and otherwise within sixty (60) days after the end of such calendar month. Each payment shall be accompanied by a detailed report of sales in or for use in Japan and sales to Japanese Purchasers, identifying each Product sold, the purchaser of each Product and the receipts with respect to each Product. Argo-Tech will retain complete records of each Sale in or for use in Japan and each sale to a Japanese Purchaser by Argo-Tech and by any third party for at least three years after each such sale, and Distributor will have the right to audit Argo-Tech's books and records regarding those sales.






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        k. Argo-Tech will use reasonable efforts to keep Distributor informed, in advance wherever possible, of Argo-Tech's plans to sell Product(s) in or for use in Japan and to Japanese Purchasers. Distributor will not contact Argo-Tech's customers without Argo-Tech's consent, which consent shall not be unreasonably withheld where Argo-Tech has informed Distributor of its intention to contact such customers as contemplated by this Section 4.k.


        l. Pursuant to Section 11.10 of that certain Stockholders' Agreement among Argo-Tech, Yamada Corporation and certain other parties of even date herewith, under certain conditions the Override Commission may terminate during the Distribution Term. Said Section 11.10 hereby is incorporated in this Agreement as if set forth in full herein and shall be binding upon Distributor as if Distributor were Yamada Corporation.


        m. Upon request from either Argo-Tech or Distributor regarding one or more specifically identified proposed sales of Products where Distributor is not entitled to an Override Commission, Argo-Tech and Distributor will engage in good faith discussions regarding whether or not Distributor is likely to be entitled to Other Incentive Compensation and, if so, in what amounts.




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     5. Distributor's Duties: During the Distribution Term, Distributor will give the Products commercially reasonable sales and service priority within the Territory. In addition, Distributor, at its sole expense, will:


        a. Use its reasonable efforts to maximize sales of Products within the Territory by all usual and ethical means, including, without limitation, personal solicitations of customers and prospective customers, demonstrations, prompt and efficient processing of customer orders and complaints, distribution of technical and promotional literature concerning Products, and advertising in trade publications, directories, and the like;


        b. Cooperate with Argo-Tech in identifying customers and providing customers with sales and service assistance;


        c. Maintain at all times inventories of Products in sufficient quantities to meet Distributor's reasonably anticipated demand for Products and continue to maintain adequate warehousing and other facilities for storage of the same;




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        d. Continue to maintain a well-trained staff for sales of Products to support Distributor's marketing efforts and fulfill its customer needs;


        e. Prepare and maintain for a period of at least two (2) years after the preparation thereof detailed records of Distributor's sales of Products and allow Argo-Tech to inspect and copy such records upon request; and


        f. Subject to pressing business requirements and other commercially reasonable reasons for not attending, cause Distributor's employees who regularly call on Product customers to attend annual meetings conducted by Argo-Tech in Cleveland, Ohio, provided always that the subject matter of such meetings is relevant for such employees.


     6. Distributor's Representations and Warranties: Distributor hereby represents and warrants to Argo-Tech that Distributor currently has or will develop plans to establish adequate warehousing and other facilities and adequate sales staffs to perform its obligations under this Agreement, to exploit reasonably fully opportunities for sales of Products within the Territory, and to provide adequate servicing thereof.



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     7. Limitation of Territory: Distributor has not been appointed as
Argo-Tech's distributor in any geographical territory other than the Territory. Accordingly, Distributor will not make sales calls or otherwise solicit sales of Products outside of the Territory; provided, however, that Distributor shall be entitled to make sales calls upon, and solicit and accept sales orders from, foreign purchasing missions, agents, customers and employees having offices located outside the Territory of customers located within the Territory provided that all such Products so sold shall be sold for delivery into the Territory. If Distributor has sales branches outside of the Territory, then personnel associated with such sales branches will not, except as authorized in the aforestated proviso, solicit sales of Products outside of the Territory.


     8. Exclusive Dealings: During the Distribution Term, Distributor will not, within the Territory, sell, distribute, or in any manner promote the sale of products manufactured by persons other than Argo-Tech which are competitive with the Products identified in Items 1A and 1B of Exhibit A. Distributor, however, may from time to time upon request from potential customers supply products which are competitive with the products identified in Items 1A and 1B of Exhibit A, provided that Argo-Tech is first informed of any such request and, provided further, that Argo-Tech



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indicates in writing to Distributor that Argo-Tech is unable to furnish products meeting the required specifications and that Argo-Tech does not deem any such sale as promotional or an attempt on the part of the Distributor to enter into any long term commitment with Argo-Tech's competition. This Section 8 will not, however, prevent Distributor or its affiliates from continuing to engage in any line of business in which Distributor or its affiliates were engaged prior to the date of this Agreement.


        9. Argo-Tech's Duties: During the Distribution Term, Argo-Tech will, from time to time, make available to Distributor such assistance as Argo-Tech customarily makes available to its distributors of Products. Without limiting the generality of the foregoing, at its expense Argo-Tech will use its best efforts to provide Distributor and its personnel with supplies of Products and technical and promotional literature concerning Products.


        10. Changes: Argo-Tech reserves the right to make such changes in Products or to discontinue Products from time to time as it deems appropriate, and Argo-Tech may make changes in or discontinue a Product without notice to Distributor if Argo-Tech reasonably believes that its action is required by safety problems. In all other cases, however, Argo-Tech shall give Distributor at least thirty (30) days


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notice before changing or discontinuing a Product and shall use its best efforts to satisfy any orders for prompt delivery of the unchanged Product placed by Distributor during that thirty (30) day period, including, if necessary, manufacturing more of the unchanged Product. Otherwise, Argo-Tech will be under no obligation to Distributor, Distributor's customers, or otherwise (a) to continue the manufacture of any particular Product, (b) to introduce new Products, (c) to change the specifications, designs, or other characteristics of any particular Product, or (d) to maintain any inventory of discontinued Products past the date manufacture thereof shall have ceased. Distributor may return to Argo-Tech for credit and at Argo-Tech's expense Products which are declared obsolete, discontinued or overaged by Argo-Tech. Credit for any Product returned to Argo-Tech pursuant to this article shall be at the price last paid by Distributor to Argo-Tech for that Product, and Argo-Tech will pay shipping costs for Product that is so returned.

     11. Direct Call Customers: Distributor acknowledges that it understands that Argo-Tech currently has and intends to maintain a direct sales force which services the customers listed on Exhibit C. Nothing in this Agreement shall prevent Argo-Tech from selling Products within the Territory to such direct call customers. However, Section 2 and the override commissions provided for therein shall apply



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to sales to such direct call customers if such sales are in or for use in Japan or to Japanese customers. Argo-Tech will cooperate with Distributor in attempting to persuade direct call customers to purchase all Products through Distributor, provided that this obligation will not apply to direct call customers listed in category 1 in Exhibit C.

     12. Cancellation: Either Argo-Tech or Distributor may at any time during the Distribution Term cancel this Agreement by giving at least ninety (90) days notice thereof if, before the notice of termination is given, the other shall materially breach any of its obligations hereunder, the party wishing to terminate has given notice of the breach to the breaching party, and at least one of the following conditions has occurred:

             i. The breach consists of Distributor's failure to pay for Products in timely fashion and Distributor fails to cure within thirty (30) days after Argo-Tech gives notice of the breach;

             ii. The breaching party does not commence commercially reasonable efforts to cure the breach within thirty (30) days after the non-breaching party gives notice of the breach to the breaching party; or

             iii. The breaching party, having commenced making commercially reasonable efforts to cure the breach within thirty (30) days after the non-breaching party


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gives notice of the breach to the breaching party, discontinues those efforts while it is commercially reasonable to continue them.


     13. Trademarks: During the course of its performance of this Agreement, Distributor shall be entitled to identify itself as a distributor of Argo-Tech's Products and to use the trademarks of Argo-Tech only in connection with the promotion and sale of Products. Distributor acknowledges that "Argo-Tech" identifies Argo-Tech Corporation and its divisions and subsidiaries and that Argo-Tech is the exclusive owner of such name and mark and of copyrights in the promotional materials furnished to Distributor. Distributor further acknowledges that Distributor has no other license or similar right with respect to such marks and names and covenants that it will neither claim nor assert any such right by reason of this Agreement. Upon termination of this Agreement, Distributor will return to Argo-Tech free of charge all materials, including signs, advertising matter and catalogs, then in Distributor's or its employees' or agents' possession which contain property (including trademarks and trade names) in which Argo-Tech has property rights and will cease immediately use of the same. Upon request from Distributor and at Distributor's expense, Argo-Tech will cooperate in registering Distributor as a licensed user of Argo-Tech's


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trademarks in countries in the Territory specified by Distributor. Argo-Tech agrees that, in the event that Argo-Tech becomes aware of any alleged or actual trademark infringement related to the Products, it shall notify Distributor immediately of such allegation or actual infringement. In the event that Argo-Tech or Distributor is determined by a court or tribunal of competent jurisdiction to be infringing on any trademark of another party or Argo-Tech believes that such a holding is more likely than not, Argo-Tech will use reasonable efforts to change the then-current trademarks to which such actual infringement relates to eliminate such trademark infringement.


     14. Repurchase of Inventory:


        a. If the World Airline & Suppliers Guide (or any successor to that Guide) published by the Air Transport Association of America (or any successor to that Association) recommends or requires that Distributor repurchase Products from customers, Argo-Tech will repurchase those same Products from Distributor at the same price and on the same terms and conditions as Distributor repurchases from its customers.


        b. Upon termination or cancellation of this Agreement, Argo-Tech will repurchase all or any portion of


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Distributor's inventory which Distributor identifies. Commercially reasonable prices, terms and conditions for any such repurchase shall be negotiated by Argo-Tech and Distributor at the time of any such termination or cancellation.


     15. Status: This Agreement shall not in any respect constitute an appointment of any party as the agent or legal representative of any other party for any purpose whatsoever. Distributor will not transact any business or make any promises or representations in respect of Products or any other matters in Argo-Tech's name or on its behalf. This Agreement shall not be deemed to constitute a grant of a franchise to Distributor, nor shall Distributor be deemed to be a franchisee of Argo-Tech.


     16. Assignment: This Agreement is binding upon and will inure to the benefit of the successors of each of the parties hereto, but neither this Agreement nor any interest herein may be assigned, and no duty or obligation of any party may be delegated, by any party without the prior written consent of Argo-Tech and Distributor except that: (i) Distributor may assign this Agreement or any interest herein and delegate any obligations hereunder to any other corporation whose stock is controlled by or under common control with Distributor, Yamada Corporation, the controlling



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shareholder of Yamada Corporation, any parent corporation or parent corporations of Yamada Corporation, or any controlling shareholder of a parent corporation of Yamada Corporation, (ii) without receiving the consent of the other, either Argo-Tech or Distributor shall have the right to assign this Agreement or any interest herein and to delegate any obligations hereunder to any successor of such party by way or merger or consolidation or the acquisition of substantially all of the business and assets of the assigning party relating to the subject matter of this Agreement, and (iii) Distributor may assign this Agreement or any interest herein and delegate any obligations herein to any person or entity reasonably acceptable to Argo-Tech, provided that Distributor guarantees the performance of such person or entity, and provided further that Distributor shall not make an assignment pursuant to this clause (iii) without first obtaining the written approval of Argo-Tech.


     17. Third Parties: Yamada Corporation is a third party beneficiary of Sections 2.c. and 18 hereof and can enforce them directly against the parties hereto. Each party acknowledges the receipt of adequate consideration to support this covenant. Otherwise, this Agreement is not intended to, and shall not, create any rights in or confer any benefits upon anyone other than the parties hereto except as expressly provided herein.


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



     18. Modifications: No change in, addition to or other modification of this Agreement (or the Exhibits and Terms and Conditions of Sale attached hereto) will be effective or binding upon Argo-Tech or Distributor unless embodied in a writing signed by an authorized representative of Argo-Tech, of Distributor, and of Yamada Corporation. Argo-Tech and Distributor both agree to use reasonable efforts to satisfy customer requirements.


     19. Export: Distributor will not export from the United States any Product purchased from Argo-Tech hereunder in any manner which is not in accordance with U.S. laws and regulations. Upon request from Distributor, Argo-Tech will use reasonable efforts to assist Distributor in interpreting and complying with same.


     20. No Waiver: The failure by any party to enforce any of the terms or conditions of this Agreement will not constitute or be deemed to be a waiver of that party's right thereafter to enforce that particular term or condition or each and every other term and condition of this Agreement.


     21. Governing Law: This Agreement will be governed and construed in accordance with the internal




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substantive laws of the State of Ohio, except where the laws of some other jurisdiction mandatorily apply.


     22. Notices: All notices, requests and other communications hereunder shall be in writing and will be deemed to have been duly given at the time of receipt if delivered by hand, by overnight courier, or by facsimile, or mailed, registered or certified mail, return receipt requested, with postage prepaid:
(a) if to Argo-Tech, then to Argo-Tech Corporation, 23555 Euclid Avenue, Cleveland, Ohio 44117 or facsimile telephone number 216/692-5293, Attn:
Manager, Contract Administration; and (b) if to Distributor, then to the addresses and facsimile telephone numbers indicated on Item 3 of Exhibit A hereto.


     23. Exhibits: Exhibits A, B and C hereto, and also the attached Terms and Conditions of Sale, as the same may from time to time be modified or amended as herein provided, constitute an integral part of this Agreement and are hereby incorporated into this Agreement by this reference.


     24. Complete Agreement: This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior letters of intent, agreements, covenants, arrangements,


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communications, representations, or warranties, whether oral or written, by any officer, employee, or representative of any party relating thereto.


     25. Limitation of Liability: In the event that Argo-Tech's liability is in any way limited pursuant to the provisions of Clause 7 of the attached Terms and Conditions of Sale, Argo-Tech and Distributor agree that, as between Argo-Tech and Distributor only, Distributor's liability shall be limited to the same extent.


     26. Confidentiality: Distributor and Argo-Tech each agrees that all non-public technical information, trade secrets and any other confidential information regarding the business affairs of the other, including the methods or business operations, the names of customers or potential customers, and any other confidential information concerning the business affairs of the other that it may obtain as a result of this Agreement, constitutes trade secrets, is confidential, and is the valuable property of the party from which it was obtained, and that all such information shall be held confidential and not disclosed to any third party except


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as reasonably required to distribute Products pursuant to this Agreement.



     IN WITNESS WHEREOF, the parties have caused this Distributorship Agreement to be executed by their respective duly authorized representatives, all as of the date first above written.


ARGO-TECH CORPORATION
                                        -------------------------------

By:  /S/ MICHAEL S. LIPSCOMB           By:     /S/ OSAMU AKIYAMA
   --------------------------               --------------------------------
     Michael S. Lipscomb                       Osamu Akiyama
   --------------------------               --------------------------------
     President
   --------------------------               --------------------------------

WITNESS: /s/ Paul R. Keen              WITNESS:  [ILLEGIBLE]
        -------------------------               ----------------------------

                                   Exhibit A
                                       to
                           Distributorship Agreement


Name of Distributor:  _____________________________________

Date of Agreement:   December 24, 1990

Item 1: Products


        For purposes hereof, the term "Products" means:




Item 1A:

        All fuel pumps, all products designed for use in connection with fuel pumps, and all components and assemblies for the foregoing, except those listed in Item 1B. For example:


               1.   Engine Driven Fuel Pumps.

               2.   Fuel Booster Pumps.

               3.   Selector Valves.

               4.   Quick Disconnect Couplings.

               5.   Transfer Pumps and Air Driven Pumps.


Also, all new products, whether or not related to fuel pumps, and all tools used for overhaul of all Products otherwise included in this Item 1A.

Item 1B :


               1.   Engine Drive Fuel Pump designed for Allison 250 Series
                    Engines.

               2.   P&W Canada PW 901A, PT6, PT7, and JT15 Series Engines .

               3.   F100 Main Engine Fuel Pumps.


Item 2: Territory


        For purposes hereof, the term "Territory" shall mean:


        Japan.


Note:   Sections 4 and 11 of the Distributorship Agreement, Item 1A, Item 1B,
        Item 2A and Item 2B of this Exhibit A, and also Exhibit C, are explained graphically in the chart attached as Exhibit A-l.


Item 3: Notices


        Notices to Distributor shall be addressed as follows:

               ------------------------------

               ------------------------------

               ------------------------------
               Attention:
                         --------------------

     with a copy to

               Yamada Corporation
               Shin-Aoyama Building, East
               1-1, 1-Chome Minamiaoyama Minato-Ku
               Tokyo 107, Japan
               Attention: Senior Vice President and
                          General Manager
               Facsimile: 011-81-3-479-1789

     and another copy to

               Yamada International Corp.
               Pan Am Building, Suit. 5110
               200 Park Avenue
               New York,  New York  10166
               Attention: President
               Facsimile: 212/370-1935

                                  Exhibit A-l


                                             Government/
                         OEM's    Airlines    Military
                         -----    --------   -----------
Japan                    D(1)(4)    D(1)      D(1)(3)
                                               (FMS)

U.S.                     N(2)       N(2)      N(2)

Rest of the world        N(2)       N(2)      N(2)


(1) Direct call customers described in Exhibit C may continue to be served by AT. However, D shall receive override commission for such sales. AT will cooperate with D in persuading customers to purchase from D. In addition, D may receive compensation for FMS (foreign military sales) to Japan as described in Section 4(g) of the Distributorship Agreement.

(2) For sales to Japanese customers making purchases outside Japan, D shall receive override commission.

(3) D may receive compensation for sales as described in Section 4(h) of the Distributorship Agreement.

(4) D may receive compensation for sales as described in Section 4(f) of the Distributorship Agreement.

D - Distributor

N - Not Distributor

AT - Argo-Tech

                                   EXHIBIT B

                          to Distributorship Agreement


                                     PRICES

        Argo-Tech will annually provide Distributor with one (1) copy of Argo-Tech's current "Commercial Spare Parts Prices" catalog and one (1) copy of any other catalog, letter, or publication used for general distribution to Argo-Tech's U.S. Customers containing prices applicable to Products.


        Prices for Distributor's purchases of Products listed in such catalogs, Letters, or publications shall be the prices in such documents current at the time of order placement less fifteen percent (15%) or those prices.



        Argo-Tech reserves the right to revise prices in such catalogs, letter, and publications annually or at any time by giving written notice thereof ninety (90) days in advance of the effective date or such change. Net prices for each Product which has been ordered by Distributor but not shipped as of the effective date of such changed pricing



             (i) will not be changed if the revised price for that Product is higher and Distributor states and verifies that Distributor has received an order from its customer for that Product,


             (ii) will be changed to the revised price less fifteen percent (15%) if the revised price for that Product is higher and Distributor does not state and verify that Distributor has received an order from a customer for that Product, and


             (iii) will be changed to the revised price less fifteen percent (15%) if the revised price for that Product is lower.


        In the event Distributor desires to purchase Products not listed in any current Argo-Tech catalog or other general Argo-Tech publication of prices, Argo-Tech will determine net prices for those Products and sell said Products to Distributor at those net prices.

                                   EXHIBIT C
                          to Distributorship Agreement




                             DIRECT CALL CUSTOMERS

     1. All original aircraft, aircraft engine and aircraft equipment manufacturers except Japanese Purchasers (as defined in Section 4(d) of the Distributorship Agreement).


     2.   Ansett


     3.   Qantas


     4.   Japan Air Lines


     5.   All Nippon Air Lines


     6.   Any other customers who are unwilling to purchase from Distributor


     7. Argo-Tech will cooperate with Distributor in persuading customers in categories 2-6 above that they should be willing to purchase from Distributor.

                          Terms and Conditions of Sale


The following are the terms and conditions of sale under the Distributorship Agreement described below:


CLAUSE 1. - APPLICATION: The terms and conditions set forth herein apply to all sales made by Argo-Tech Corporation ("Argo-Tech"), a Delaware corporation, pursuant to the Distributorship Agreement between Argo-Tech and Distributor. Any additions to, changes in, modifications to, or revisions of this order proposed by Distributor are hereby rejected by Argo-Tech unless otherwise expressly agreed to in writing by Argo-Tech. Without limiting the generality of the foregoing, Distributor may for its own convenience make use of its own preprinted forms in connection with correspondence concerning purchases hereunder, but terms stated on such forms shall not affect the terms hereof unless expressly so agreed in writing by Argo-Tech.


CLAUSE 2. - DISTRIBUTORSHIP AGREEMENT: The terms and conditions herein contained are in all events subject to the terms and conditions of the Distributorship Agreement. In the event of a difference in meaning between these terms and conditions and the terms and conditions of the Distributorship Agreement those of the Distributorship Agreement will govern. Terms defined in the Distributorship

Agreement shall have the meanings ascribed thereto in such agreement where used herein and identified with initial capital letters.


CLAUSE 3. - SHIPMENT AND DELIVERY: Argo-Tech will use reasonable efforts to effect delivery of the Products both in quantities and at times specified by Distributor; provided, however, that failure by Argo-Tech to make deliveries as so provided will not constitute a breach or default by Argo-Tech unless Argo-Tech shall have otherwise expressly guaranteed delivery in writing. All deliveries hereunder will be F.O.B. Argo-Tech's plant in Cleveland, Ohio. Unless otherwise requested by Distributor, Argo-Tech will arrange for shipment of Products hereunder at Distributor's cost and expense. Expedited means of shipment will be used only if Distributor requests such routing in writing and agrees in advance to pay any additional cost resulting therefrom. In all cases, the carrier will be deemed to be an agent of Distributor and Distributor will bear the entire risk of loss or damage to Products in transit. Distributor may return, at Argo-Tech's expense, Products delivered by Argo-Tech more than thirty (30) days in advance of the mutually agreed to delivery schedule.


CLAUSE 4. - ACCEPTANCE OR REJECTION OF GOODS: If upon delivery any of the goods do not conform with the requirements of Distributor's order, Distributor will have the right to reject such goods, provided, however, that such right to reject will expire sixty (60) days after delivery of such goods by Distributor to its customer or after one hundred twenty (120) days after delivery by Argo-Tech to Distributor, whichever occurs first. Distributor shall promptly, upon discovery of such non-conformity, advise Argo-Tech in writing of the nature of the non-conformity. Argo-Tech will then have the right to inspect the goods Distributor believes are nonconforming. If the goods are in fact nonconforming, Argo-Tech will promptly send Distributor instructions for disposition, replacement, and/or correction as Argo-Tech, in its sole discretion, may determine is appropriate.


CLAUSE 5. - EXCUSABLE DELAYS: Neither party will be liable for damages for delay in delivery without its fault or negligence arising out of acts of God, acts of the public enemy, acts of the Government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, and unusually severe weather.


CLAUSE 6. - TAXES: Argo-Tech's prices will be exclusive of any federal, state, provincial, local sales, use, or excise taxes levied upon, or measured by, the sale, the sales price, or use of Products. Argo-Tech will list separately on its invoice any such tax lawfully applicable to any such Products, and payable by Distributor, with respect to which Distributor does not furnish to Argo-Tech satisfactory evidence of exemption.


CLAUSE 7. - PRODUCT WARRANTY:


(a) Argo-Tech warrants to Distributor and Purchasers of Distributor's products and services (Purchasers), that all items when delivered hereunder, will be free from defects in material and workmanship and design (if of Argo-Tech's design), and will conform to the applicable specifications and drawings. The liability of Argo-Tech and remedies of Distributor and Purchasers, in respect of any item delivered hereunder, shall be limited to the repair or replacement of any such item which does not conform to the foregoing warranties.


     Acceptance shall be deemed to have occurred within sixty (60) days following receipt of the products or repaired articles by the Distributor's customer or one hundred twenty (120) days after delivery to Distributor by Argo-Tech, whichever occurs first.

     PERFORMANCE WARRANTY OR SERVICE POLICY. FURTHER, THE FOREGOING WARRANTIES AND FOREGOING REMEDIES SHALL TERMINATE UPON FAILURE BY DISTRIBUTOR OR PURCHASERS TO PRESERVE, INSTALL, OPERATE, MAINTAIN, REPAIR, REPLACE OR ALTER THE SAME IN ACCORDANCE WITH APPLICABLE RECOMMENDATIONS BY Argo-Tech OR THE AIRFRAME OR ENGINE MANUFACTURER, OR MISUSE, NEGLECT, OR ACCIDENT INCLUDING FOREIGN OBJECT DAMAGE WHETHER IN OPERATION, IN TRANSIT, OR IN STORAGE.


(d) It is agreed that Argo-Tech is not an insurer of goods delivered hereunder for repair; that Argo-Tech's obligation is to use ordinary care in receiving, handling, repairing and shipping said goods or products to be sold or sold by Argo-Tech; and that the ceiling limit of damages for which Argo-Tech may be liable, under the Warranty or otherwise (including but not limited to BREACH OF ANY TERM OF THE AGREEMENT BETWEEN DISTRIBUTOR AND Argo-Tech WHETHER OR NOT IT RELATES TO THIS WARRANTY PROVISION, loss of goods, including any loss, damage, or destruction occurring while the goods are being repaired), shall be the amount on the purchase order or delivery order which is allocable to the product or service which caused loss or damage to the Distributor.

(e) A notice in writing of a warranty claim must be given to Argo-Tech not later than 60 days after the claimed failure, malfunction, defect or nonconformity is discovered and the item(s) must be returned to Argo-Tech not later than 120 days after such notification is made.


(f) In the event of a resale of any of the Products sold hereunder, Distributor will include the foregoing language in its contract with its purchasers.


CLAUSE 8. - PATENT INDEMNIFICATION: Argo-Tech will indemnify, defend, and hold harmless Distributor from and against any and all losses, liabilities, and damages, including attorney fees and other costs and expenses incident thereto, resulting from any claims that the manufacture, use, sale, or resale, of the Products infringe any patent or patent right; PROVIDED, HOWEVER, that such indemnification will not apply to any such infringement arising out of Distributor's use of the Product as a component part of another product or Argo-Tech's compliance with Distributor's designs or specifications.


CLAUSE 9. - NONASSIGNMENT: Neither any order hereunder nor any interest herein (including any claims for monies due or to become due) may be assigned, and no performance, duty or other obligation may be delegated, by either party to any other person without the prior written consent of the other, provided, however, that without receiving such consent: (i) either party shall have the right to assign any order hereunder or any interest herein and to delegate any obligations hereunder to any successor of such party by way of merger or consolidation or the acquisition of substantially all of the business and assets of the assigning party relating to the subject matter of this Agreement, (ii) Distributor shall have the right to assign any order hereunder or any interest herein and to delegate any obligations hereunder to any other corporation whose stock is controlled by or under common control with Yamada Corporation, the controlling shareholder of Yamada Corporation, any parent corporation or parent corporations of Yamada Corporation, or any controlling shareholder of a parent corporation of Yamada Corporation, and (iii) Distributor shall have the right to assign any order hereunder or any interest herein and to delegate any obligations hereunder to any person or entity reasonably acceptable to Argo-Tech provided that Distributor guarantees the performance of such person or entity.


CLAUSE 10. - SEVERABILITY: In the event any provision hereof shall be finally determined to be unlawful, such provision shall be deemed to be severed and every other lawful provision hereof shall remain in full force and effect.